NEWS RELEASE

FOR IMMEDIATE RELEASE                                          Company Contacts:
                                                            Barrett C. O'Donnell
                                                           Chairman of the Board
                                                                   (770)644-6700

                                                                  R. Bruce Dewey
                                                               CEO and President
                                                                  (770) 644-6700


     Simione Central Holdings, Inc. Amends Merger Agreement with MCS, Inc. and Mestek, Inc., Names New Management Team, Receives Commitment from Mestek, Inc. for $6 Million of New Capital and Closes Loan Agreement.

         Atlanta, GA (September 9, 1999) Simione Central Holdings, Inc. (NASDAQ:SCHI) announced today that it has entered into an amendment to the MCS, Inc. merger agreement dated May 26, 1999, whereby the shares of MCS (a wholly-owned subsidiary of Mestek, Inc. (NYSE:MCC)) shall be spun-off to the shareholders of Mestek and MCS shall be merged with and into Simione Central. In connection with the signing of the amendment, Mestek loaned Simione Central $3 million on a short-term basis. Upon the closing of the merger, an additional $3 million will be contributed to Simione Central by Mestek and the short-term loan will be canceled (resulting in a total of $6 million committed by Mestek to Simione Central) in return for newly issued Series B Preferred Stock of Simione Central with voting rights equivalent to 11.2 million shares of Simione Central common stock and a warrant for 2 million shares of Simione Central common stock.

           John E. Reed, Chairman and CEO of Mestek, stated, "for the last three or four years Mestek has been searching for a way of maximizing the values inherent in its proven software solutions for the home medical equipment and home health agency services. This combination with Simione will not only result in achieving efficiencies naturally gained through the combination of existing significant customer bases but will provide the critical mass essential to accelerated product development. The spin off of MCS shares to Mestek stockholders will help assure continued focus on Simione's mission and goals." Barrett C. O'Donnell, Chairman of Simione Central stated "this commitment from our new partners at Mestek coupled with our new credit facility should enable us to continue repositioning the Company and its products, including the CareCentric Smart Clipboard product, for the changing needs of the industry". The parties expect the amended merger agreement to close on or before January of next year. The transaction is subject to customary regulatory and shareholder approvals.

         In connection with the amendment of the merger and infusion of cash, Mestek has agreed to help in the operational management of Simione Central. As a consequence, R. Bruce Dewey, currently Senior Vice President of Mestek, will assume the role of day-to-day executive leadership of Simione Central as its Chief Executive Officer within the "Office of the Chairman" of Simione Central. The Office of the Chairman of Simione Central, pending the closing of the merger transaction, shall be made up of Mr. Dewey, Barrett C. O'Donnell, as Chairman of Simione Central, and David Ellis, Managing Director of EGL Holdings, Inc., a large shareholder of Simione Central. Mr. Ellis will join the Board of Directors of Simione Central after the closing of the Merger. Mr. Dewey will remain Senior Vice President and Secretary of Mestek, allocating up to 75% of his time to tasks at Simione Central and the balance to his work with Mestek concentrating in its metalforming machinery segment. Simione Central's Board of Directors will be expanded to twelve (12) members as a result of the merger, six (6) of which will be designees of Mestek. Mr. Dewey stated, "I am delighted to be working with Messrs. O'Donnell and Ellis and the other talented members of the Simione Central organization to help create a business that will continue to provide cost-effective information technology solutions to the alternate site health care market". Mr. O'Donnell added that "the appointment of Bruce Dewey is another critical step in the growth of the business. Bruce has years of operating experience and has successfully completed several acquisition integrations and has worked with a number of health care organizations".

         In addition, Simione Central announced that it will use the proceeds of the loan from Mestek to retire a $1.5 million dollar term loan assumed in the merger with CareCentric Solutions, Inc., and that it has closed a $5 million revolving loan and security agreement with a nationally recognized bank. Based upon the terms and conditions of the revolving loan, approximately $1 million can be drawn on the loan currently and Simione expects that the amount able to be drawn on the loan will increase so that the full amount of the line will be available for the needs of the Simione Central business after the merger has been closed.

         Simione Central provides information systems, consulting and agency support services to hundreds of customers nationwide. Simione Central provides freestanding, hospital-based and multi-office home health care providers (including certified, private duty, staffing, HME, IV therapy and hospice) with complete information solutions that address all aspects of home care operations. With offices nationwide, the company is headquartered in Atlanta.

         Mestek, Inc., listed on the New York Stock Exchange (MCC), is a diversified manufacturer of heating, ventilating and air conditioning equipment, metal hose and hose products, aluminum extrusions, metal-forming machinery and vertically integrated software systems and services, headquartered in Westfield, Massachusetts.


Note regarding Private Securities Litigation Reform Act: Statements made in this press release which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The merger is subject to several conditions, including regulatory and shareholder approval. No assurance can be given that the merger will be completed on a timely basis, if at all. In addition, Simione's future financial performance could differ significantly from that set forth herein, and from the expectations of management. Important factors that could cause the Simione's financial performance to differ materially from past results and from those expressed in any forward looking statements include, without limitation, variability in quarterly operating results, customer concentration, product acceptance, long sales cycles, long and varying delivery cycles, Simione's dependence on business partners, emerging technological standards, risks associated with acquisitions, risks associated with the Year 2000 problem and risk factors detailed from time to time in Simione's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.